                                                                    EXHIBIT 99.1

                                                             Contact: Brock Hill
                                                                  (626) 535-1932

                        COAST LITIGATION TRUST ANNOUNCES
             APPELLATE COURT EN BANC DECISION IN FAVOR OF GOVERNMENT

          PASADENA, Calif., March 25, 2003 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the "Trust") announced today that, in connection with the appeal in Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Appeals Court Docket No. 02-5032)(the "Appeal"), on March 24, 2003, the United States Court of Appeals for the Federal Circuit (the "Appeals Court") sitting En Banc issued its decision in favor of the government.

          The Appeals Court's ruling affirmed the United States Court of Federal Claims (the "Claims Court") order, dated December 28, 2000, which granted partial summary judgement to the government in holding that Coast Federal's capital credit in the amount of $299 million was to have been amortized over a period of 12.7 years.

          If Coast Federal does not seek or does not obtain certiorari to the United States Supreme Court (the "Supreme Court"), or having obtained certiorari does not obtain a favorable Supreme Court ruling, no award of monetary damages will be made to Coast Federal, and therefore no monetary payment will be possible from the Trust to certificateholders. Coast Federal has not determined whether to seek certiorari to the Supreme Court.

          If Coast Federal does seek and obtains certiorari to the Supreme Court, and the Supreme Court rules in Coast Federal's favor and the litigation is remanded to the Claims Court for further proceedings to determine the amount of damages due to Coast Federal, there can be no assurance that Coast Federal will succeed in establishing damages or in ultimately obtaining any monetary or other recovery in the litigation. If Coast Federal does not obtain a monetary or other recovery in an amount exceeding its expenses, no monetary payment will be possible from the Trust to certificateholders.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in Coast Federal Bank, Federal Savings Bank v. The United States (Claims Court Civil Action No. 92-466C), which is the litigation referred to above. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998. The certificates trade on The NASDAQ National Market under the symbol CCPRZ.##